234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES RECORD 2006 FIRST QUARTER FINANCIAL RESULTS

—First Quarter Revenues Increased 27% to $8.7 million—
—Company Reports 1Q06 Diluted EPS of $0.00, Including Stock Options Expense —
—Company Reports 1Q06 Diluted EPS of $0.02, Excluding Stock Options Expense —

May 4, 2006	Trading Symbol:	NASDAQ: TSX-V:	JSDA JSDA

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the first quarter ended March 31, 2006.

Revenue for the first quarter of fiscal 2006 increased 27.4% to $8,760,380 compared to $6,874,176 for the first quarter of fiscal 2005. Net income was $2,542 or $0.00 per diluted share, versus $16,928, or $0.00 per diluted share, for the same period last year.

The Company implemented Financial Accounting Standard No. 123 (revised 2004), “Share-Based payments” (FAS 123R), in the first quarter of 2006. As a result, first quarter earnings include $386,703 of stock-related expense, compared to $4,884 of such expense for the first quarter of 2005. Excluding the impact of the stock related compensation, earnings in the first quarter of 2006 were $0.02 per diluted share, compared to $0.00 per diluted share for the first quarter of 2005.

Gross margin for the first quarter increased 310 basis points to 35.6% versus 32.5% in the first quarter of the prior year. Operating expenses as a percentage of sales for the first quarter increased to 36.7% from 33.8% in the corresponding period in the prior year. Excluding the stock options expense, operating expenses as a percentage of sales for the first quarter improved to 32.3% from 33.8% in the first quarter of last year.

Management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s income from operations and comparisons to prior years’ results.

Peter van Stolk, President and CEO stated, “Our first quarter results were fueled by strong demand across the board and represent a solid beginning to fiscal 2006. During the quarter we continued to take advantage of our enhanced sales and marketing platform to drive meaningful top-line growth, while at the same we experienced a 310 basis point improvement in gross margin. Equally important, our balance sheet is substantially improved compared to a year ago. As we approach the key summer selling season, we are encouraged by the pace of our business and our entire organization remains focused on successfully executing our strategic plan.”

Mr. van Stolk continued, “We are very pleased with the recent performances of our Direct Store Distribution (DSD) and Direct to Retail (DTR) business segments. First quarter revenues were also driven by the launch of our inaugural Valentines Day Soda Pack featuring “Love Potion #6” which was a big hit with consumers and surpassed all of our internal expectations.”

Mr. van Stolk concluded, “We have accomplished much over the past year and as a result of our efforts our brand awareness is growing and our emotional connection with consumers has never been stronger. Importantly, we recently solidified our management team and board of directors with the addition of several key individuals. Today, we operate a powerful portfolio of products each with multiple long-term prospects and we are confident we have the right systems and people in place to take this company to the next level. We move forward excited about the many opportunities we have created in the marketplace and committed to returning significant value to our shareholders.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31
	2006	2005
Revenue	$8,760,380	$6,874,176
Cost of Goods Sold	5,640,710	4,643,185
Gross Profit	3,119,670	2,230,991
Gross Margin	35.6%	32.5%
Licensing Revenue	137,571	103,548
Operating Expenses:
Promotion and Selling	1,936,411	1,581,272
General & Admin.	830,161	689,501
Dep’n & Amortization	59,134	49,399
Non Cash Stock Compensation	386,703	4,884

	3,212,409	2,325,056

Earnings from Operations	44,832	9,483
Other income	12,710	7,445
Provision for income taxes	55,000	0
Earnings	$2,542	$16,928

Earnings per share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00
Weighted average number of common stock:
Basic		21,746,947
		21,124,970
Diluted	22,627,053	22,324,486

Reconciliation of Non-GAAP amounts

Earnings	$2,542	$16,928
Adjusting items:
FAS 123R	386,703	4,884

Non-GAAP Net Income	$389,245	$21,813

Non-GAAP Diluted per share amount		$0.02	$0.00

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
(unaudited)

	March 31, 2006	March 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$2,803,152	$595,780
Accounts Receivable	4,588,548	3,619,393
Inventory	3,949,308	3,448,128
Prepaid Expenses	204,213	319,655

	11,545,221	7,982,956
Capital Assets	627,027	660,360
Intangible Assets	70,486	46,128

	$12,242,734	$8,689,444

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	4,672,725	3,661,181
Current portion of capital lease obligations	112,228	63,549
Current portion of deferred revenue	39,818	50,000
	$4,824,771	$3,774,730
Capital Lease Obligations	55,292	96,813
Deferred Revenue	0	37,500
Shareholders’ Equity	7,362,671	4,780,401

	$12,242,734	$8,689,444

For further information, contact:
Peter van Stolk, Jones Soda Co. (206) 624-3357 or pvs@jonessoda.com	Chad Jacobs, Integrated Corporate Relations. (203) 682-8200 or cjacobs@icr-online.com

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